New Meadowlands Stadium to Feature

Integrated Daktronics Super System

40,000 Sq. Ft. of Digital Display Technology to Wow NFL Fans

BROOKINGS, S.D. – July 24, 2008 – Daktronics Inc. (Nasdaq-DAKT), the world’s leading provider of large screen light emitting diode (LED) video systems, and the New Meadowlands Stadium Company, LLC (NMSCO) announced today that Daktronics has been selected to provide one of the world’s largest and most comprehensive integrated LED video display and scoring systems for the new stadium in East Rutherford, N.J. The stadium is scheduled to open in the fall of 2010. The project, which is still subject to parties entering into a final agreement, is expected to exceed $45 million and would be the largest in Daktronics history. The parties expect that contracts for the project will be completed in the third quarter of calendar 2008. “The selection of Daktronics as the designer and manufacturer of an incredible, integrated display system is another big step toward the opening of the new stadium,” said Mark Lamping, President and CEO of the New Meadowlands Stadium Company. “Daktronics was chosen for their phenomenal display quality, their experience at more than 20 NFL venues, their ability to integrate and control multiple displays as a single system, and their top notch service capabilities.”

“This Daktronics video system will provide New York Jets’ and New York Giants’ fans with a truly 21st century game day experience,” said John Mara, Giants President and Chief Executive Officer. “From the moment they enter the New Meadowlands Stadium for the 2010 football season, fans will experience a state-of-the-art system that includes more than 40,000 square feet of high resolution LED technology.”

“One of the seating bowl’s greatest features is the 103 feet by 30 feet video screens that will be embedded into each of the four ‘cornerstones’ which anchor the stadium,” said Jets Chairman and Chief Executive Officer Woody Johnson. “The location and size of these screens were designed to maximize viewing pleasure without compromising the stadium’s sightlines.”

“Daktronics appreciates the opportunity to be involved with this breakthrough venue,” said Jim Morgan, President and CEO of Daktronics. “One of the things that will distinguish the project in addition to its sheer scale is the ability to present unique content on each of 28 large-screen LED video displays located both inside and outside the stadium. Having 28 unique channels of content on large format LED video screens is unparalleled in the industry, and offers a limitless platform for promotions, sponsorships and added fan entertainment, benefitting both teams, the NFL and the New Meadowlands Stadium.”

According to Giants Chairman and Executive Vice President Steve Tisch, “This will be the largest, fully integrated, high definition video display system ever installed in a stadium or public assembly facility. In an era of enhanced television and video experience, the video-centric design makes the stadium environment superlative -– the thrill of the live sporting event combined with the convenience of watching the game in your own living room.”

The advanced digital display system will allow for both the New York Jets and New York Giants to customize their in-game presentations and their team branding and messages to maximize excitement and entertainment for their fans. Daktronics digital technology also provides flexibility, impact and interactivity for each team’s corporate partners.

The Daktronics system will consist of multiple displays inside the seating bowl. Four large primary video displays, each measuring approximately 103 feet wide by 30 feet high, will be prominently positioned at the club level in the four corners of the seating bowl. One 360 degree LED ribbon board, game-in-progress displays, and play clocks will complement the primary video screens providing fans with additional information.

Outside the seating bowl, 20 vertically oriented displays will be mounted back-to-back on 10 pylons around the entrances to the facility. Three sizes of boards will be installed, measuring approximately 20 feet wide by 38 feet high, 20 feet wide by 48 feet high, and 20 feet wide by 54 feet high. Four large marquee displays, measuring approximately 32 feet wide by 18 feet high, will promote events to those passing by the stadium. Smaller ticket window displays will direct and inform ticket buyers.

The primary video screens and pylon displays will utilize Daktronics latest HD-X technology, installed recently for the Kansas City Royals and Arizona Diamondbacks major league ballparks. HD-X technology features ultra-wide viewing angles, increased contrast with deeper blacks and more vivid colors, and world-class video processing for improved image quality.

Site work on the new Meadowlands Stadium began in the spring of 2007. Installation of the first Daktronics displays is scheduled to begin in the late fall of 2008. The future home of the National Football League New York Jets and New York Giants will have seating for 82,500 fans, including more than 200 luxury suites, 9,200 club seats, two club lounges and four restaurants.

About Daktronics

Daktronics, celebrating 40 years in business in 2008, is recognized as the world’s leading provider of full-color LED video displays. The company has equipment working in 26 of 31 NFL facilities. Daktronics began manufacturing large screen, full-color, LED video displays in 1997. Since then, over 4,700 large screen, full-color LED displays have been sold and installed in sports, entertainment and commercial facilities around the world. Since 2001, independent market research conducted by iSuppli Corp. lists Daktronics as the world’s leading provider of large screen LED video displays.

Daktronics has strong leadership positions in, and is the world’s largest supplier of, electronic scoreboards, computer-programmable displays, digital billboards, large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, commercial and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at sales@daktronics.com, call (605) 697-4300 or toll-free (800) 325-8766 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the Company’s SEC filings, including its Annual Report on Form 10-K for its 2007 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
DAKTRONICS MEDIA RELATIONS	DAKTRONICS INVESTOR RELATIONS	NEW MEADOWLANDS STADIUM
Mark Steinkamp	Bill Retterath	Alice McGillion
Marketing & Sales Support Mgr.	Chief Financial Officer	Rubenstein Communications, Inc.
tel (605) 697-4300	tel (605) 692-0200	tel (212) 843-8039
email msteink@daktronics.com	email bretter@daktronics.com	email amcgillion@rubenstein.com